CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated December 12, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to the Board of Trustees and Shareholders of Tocqueville Alexis Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" and "The Exchange" in the Prospectus and references to our firm in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 26, 2003